AMENDMENT NO. 5
TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
     The Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Counselor Series Trust, a Delaware statutory trust, is hereby amended as follows:
W I T N E S S E T H:
     WHEREAS, the parties desire to amend the Agreement to add the following series portfolios: Invesco Balanced Fund, Invesco California Tax-Free Income Fund, Invesco Dividend Growth Securities Fund, Invesco Equally-Weighted S&P 500 Fund, Invesco Fundamental Value Fund, Invesco Large Cap Relative Value Fund, Invesco New York Tax-Free Income Fund, Invesco S&P 500 Index Fund, Invesco Van Kampen American Franchise Fund, Invesco Van Kampen Core Equity Fund, Invesco Van Kampen Equity and Income Fund, Invesco Van Kampen Equity Premium Income Fund, Invesco Van Kampen Growth and Income Fund, Invesco Van Kampen Money Market Fund, Invesco Van Kampen Pennsylvania Tax Free Income Fund, Invesco Van Kampen Small Cap Growth Fund and Invesco Van Kampen Tax Free Money Fund (collectively, the “Funds”);
     NOW, THEREFORE, the parties agree as follows;
Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
FEE SCHEDULE TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
OF
AIM COUNSELOR SERIES TRUST

Portfolios	Effective Date of Agreement
AIM Core Plus Bond Fund	June 2, 2009

AIM Multi-Sector Fund	July 1, 2006

AIM Floating Rate Fund	July 1, 2006

AIM Select Real Estate Income Fund	March 12, 2007

AIM Structured Core Fund	July 1, 2006

AIM Structured Growth Fund	July 1, 2006

AIM Structured Value Fund	July 1, 2006

Invesco Balanced Fund	February 8, 2010

Portfolios	Effective Date of Agreement
Invesco California Tax-Free Income Fund	February 8, 2010

Invesco Dividend Growth Securities Fund	February 8, 2010

Invesco Equally-Weighted S&P 500 Fund	February 8, 2010

Invesco Fundamental Value Fund	February 8, 2010

Invesco Large Cap Relative Value Fund	February 8, 2010

Invesco New York Tax-Free Income Fund	February 8, 2010

Invesco S&P 500 Index Fund	February 8, 2010

Invesco Van Kampen American Franchise Fund	February 8, 2010

Invesco Van Kampen Core Equity Fund	February 8, 2010

Invesco Van Kampen Equity and Income Fund	February 8, 2010

Invesco Van Kampen Equity Premium Income Fund	February 8, 2010

Invesco Van Kampen Growth and Income Fund	February 8, 2010

Invesco Van Kampen Money Market Fund	February 8, 2010

Invesco Van Kampen Pennsylvania Tax Free Income Fund	February 8, 2010

Invesco Van Kampen Small Cap Growth Fund	February 8, 2010

Invesco Van Kampen Tax Free Money Fund	February 8, 2010
     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Dated: February ___, 2010

INVESCO ADVISERS, INC.

Attest:		By:
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM COUNSELOR SERIES TRUST

Attest:		By:

	Assistant Secretary		John M. Zerr
Senior Vice President

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